EXHIBIT 99.1

NEWS RELEASE

Media Contact:	Geoff Teeter Caroline Pecquet	(650) 467-6800 (650) 467-6800

Investor Contact:	Kathee Littrell Sue Morris	(650) 225-1034 (650) 225-6523

http://www.gene.com

GENENTECH ANNOUNCES THIRD QUARTER 2008 RESULTS

-- Operating Revenue Increases 17 Percent to $3.4 Billion,
Including U.S. Avastin Sales of $704 Million --

SOUTH SAN FRANCISCO, Calif. – October 14, 2008 – Genentech, Inc. (NYSE: DNA) today announced financial results for the third quarter of 2008.  Key results for the third quarter of 2008 include:
•	U.S. product sales of $2,452 million, a 14 percent increase from U.S. product sales of $2,155 million in the third quarter of 2007.
•
Non-GAAP operating revenue of $3,408 million[1], a 17 percent increase from operating revenue of $2,905 million in the third quarter of 2007; GAAP operating revenue of $3,412 million, a 17 percent increase from operating revenue of $2,908 million in the third quarter of 2007.

•
Non-GAAP net income of $863 million, an 11 percent increase from $778 million in the third quarter of 2007[1]; GAAP net income of $731 million, a 7 percent increase from $685 million in the third quarter of 2007.

•	Non-GAAP earnings per share of $0.81, an 11 percent increase from $0.73 in the third quarter of 2007[1]; GAAP earnings per share of $0.68, a 6 percent increase from $0.64 in the third quarter of 2007.

Non-GAAP and GAAP net income and earnings per share in the third quarter of 2008 were affected by a number of items, including the following:
•	Expense of $44 million, or $0.03 per share, related to the employee retention programs announced on August 13 in response to the Roche proposal to acquire the outstanding shares of Genentech stock[2];
•	Expense of $105 million, or $0.06 per share, related to a collaboration agreement with GlycArt and Roche announced on October 2; and,
•	Expense of $67 million, or $0.04 per share, in “other expense, net” related to the impairment of certain assets in the company’s investment portfolio.

Reconciliations between non-GAAP and GAAP earnings per share for the third quarters of 2008 and 2007 are provided in the following table:
	Non-GAAP Diluted EPS[1]	Employee Stock-Based Compensation Expense	Net Charges related to Redemption, Tanox Acquisition and Special Items+	In-Process Research and Development Expense related to Tanox Acquisition	Non-Cash Gain on Tanox Acquisition	Reported GAAP Diluted EPS[1]
Q3 2008	$0.81	($0.07)	($0.06)	--	--	$0.68
Q3 2007	$0.73	($0.06)	($0.03)	($0.07)	$0.07	$0.64
_________________________
+
In the third quarter of 2008, Genentech accrued additional costs of $0.02 per share related to the City of Hope contract dispute based on the status of negotiations between the parties on amounts owed for periods subsequent to the original Court judgment rendered in 2002.

The company is currently forecasting full-year 2008 non-GAAP earnings to be in the range of $3.40 to $3.45 per share, narrowed from $3.40 to $3.50 per share1, due primarily to the cost of the employee retention programs, which is estimated to be $0.08 per share in 2008.2

Product Sales and Royalty Revenue
Information on product sales for the three months ended September 30, 2008 and 2007, are provided in the following table (dollars in millions):
	Three Months Ended September 30,
	2008	2007	% Change
Avastin® i	$704	$597	18%
Rituxan®	655	572	15
Herceptin® ii	368	320	15
Lucentis®	225	198	14
Xolair®	136	121	12
Tarceva®	110	101	9
Nutropin® Products	95	93	2
Thrombolytics	66	67	(1)
Pulmozyme®	65	57	14
Raptiva®	28	29	(3)
Total U.S. product sales	$2,452	$2,155	14

Net product sales to collaborators	182	166	10
Total product sales	$2,634	$2,321	13
_________________________
i
Third quarter 2008 Avastin U.S. product sales results include a net deferral of approximately $1 million in conjunction with the company’s Avastin Patient Assistance Program. Third quarter 2007 Avastin U.S. product sales results included a net recognition of approximately $5 million in previously deferred revenue.

ii	Herceptin sales in the third quarter of 2008 benefitted from an increase in channel inventory levels of approximately $12 million.

Non-GAAP royalty revenue for the third quarter of 2008 was $683 million, a 31 percent increase over the third quarter of 2007.1 GAAP royalty revenue of $687 million in the third quarter of 2008 increased 31 percent over the third quarter of 2007. The increase was largely due to growth in royalties from ex-U.S. sales by Genentech’s licensees.

Total Costs and Expenses
Information on costs and expenses including cost of sales (COS), research and development (R&D) and marketing, general and administrative (MG&A) expenses for the three months ended September 30, 2008 and 2007, are provided in the following tables (dollars in millions)3:
	Three Months Ended September 30,
	2008	2007	% Change
non-GAAP[3]
COS	$389	$390	--%
R&D	738	578	28
MG&A	546	497	10
GAAP
COS	409	406	1%
R&D	777	615	26
MG&A	611	541	13

	Three Months Ended September 30,
	2008	2007
non-GAAP[3]
COS as a % of product sales	15%	17%
R&D as a % of operating revenue	22%	20%
MG&A as a % of operating revenue	16%	17%
GAAP
COS as a % of product sales	16%	17%
R&D as a % of operating revenue	23%	21%
MG&A as a % of operating revenue	18%	19%

Key Cost and Expense Items
The following key items impacting both non-GAAP and GAAP net income and earnings per share are included in total costs and expenses as well as other non-operating expense:
•
R&D expense includes approximately $105 million, or $0.06 per share, in association with a collaboration agreement with GlycArt, a company wholly-owned by Roche, and Roche to jointly develop and commercialize GlycArt’s GA101 molecule.  GA101, a humanized monoclonal antibody, is currently in Phase I/II clinical trials for CD20-positive B-cell malignancies.

•
R&D and MG&A expenses for the third quarter of 2008 each include costs of $22 million, for a total of $44 million, or $0.03 per share, related to the company’s broad-based retention programs implemented in lieu of the 2008 stock option grant program.[2]

•
Other expense, net included the impact of an impairment charge of $67 million, or $0.04 per share, related to certain assets in the company’s investment portfolio. As of September 30, 2008, the company has approximately $8.6 billion in cash and investments.

Clinical Development
Genentech announced that it submitted a supplemental Biologics License Application (sBLA) to the U.S. Food and Drug Administration (FDA) for Avastin® (bevacizumab) in combination with interferon alfa-2a therapy for patients with first-line metastatic renal cell carcinoma.  The study is based on the global Phase III study AVOREN.  The company also submitted an sBLA for the use of Rituxan® (Rituximab) in rheumatoid arthritis patients who have had an inadequate response to prior treatment with a disease modifying anti-rheumatic drug (DMARD).

Genentech announced it made a Phase III “go” decision to study Trastuzumab-DM1 (T-DM1) as a potential second-line treatment for HER2-positive metastatic breast cancer.  In the third quarter of 2008, the company initiated enrollment in two Phase II studies of T-DM1 as potential first-line and third-line treatments for patients with HER2-positive metastatic breast cancer.

On October 2, 2008, Genentech announced it issued a Dear Healthcare Provider letter to inform potential prescribers of a case of progressive multifocal leukoencephalopathy (PML) in a 70-year old patient who had received Raptiva® (efalizumab) for more than four years for treatment of chronic plaque psoriasis. The patient has subsequently died. The company continues to work with the FDA to evaluate the risks and benefits of Raptiva and determine next steps.

Other Company Activities
Genentech announced that Science magazine ranked the company as “top employer in the biopharmaceutical industry” in its annual 2008 survey. This is the seventh year Genentech has appeared on the list and the sixth number one ranking for the company.

Webcast
Members of Genentech’s management team will be participating in a conference call to discuss the company’s financial and other business results on Tuesday, October 14, 2008, at 1:45 p.m. Pacific Time (PT). Live audio of the conference call will be broadcast simultaneously over the Internet and may be accessed on Genentech’s web site at http://www.gene.com. The webcast and any corresponding materials will be archived and available for replay until 5:00 p.m. PT on November 4, 2008.

A telephonic replay of the webcast will be available beginning at 4:45 p.m. PT on October 14, 2008 through 4:45 p.m. PT on October 21, 2008. Access numbers for this replay are: 1-800-642-1687 (U.S./Canada) and 1-706-645-9291 (international); conference ID number is 60099652.

About Genentech
Founded more than 30 years ago, Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes medicines to treat patients with significant unmet medical needs. The company has headquarters in South San Francisco, California and is listed on the New York Stock Exchange under the symbol DNA. For additional information about the company, please visit http://www.gene.com.

About Genentech’s Commitment to Patient Access
Genentech is committed to patients having access to our therapies. Through its Genentech Access Solutions program, the company provides patients and healthcare providers with coverage and reimbursement support, patient assistance and informational resources. Patient assistance support is for those eligible patients in the United States who do not have insurance coverage or who cannot afford their out-of-pocket co-pay costs. Since 1985, when its first product was approved, Genentech has donated approximately $1 billion in free medicine to uninsured patients through the Genentech® Access to Care Foundation (GATCF) and other product donation programs. Since 2005, Genentech has also donated more than $140 million to various independent, non-profit organizations that provide financial assistance to eligible patients who cannot access needed medical treatment due to co-pay costs.

For information on Genentech’s latest business and product development events please refer to http://www.gene.com/gene/news/press-releases/index.jsp.

This press release contains forward-looking statements regarding expected growth in non-GAAP earnings per share for 2008, the impact of the retention program and certain costs associated with the City of Hope litigation. Such statements are predictions and involve risks and uncertainties such that actual results may differ materially. Such risks and uncertainties include, but are not limited to, the need for additional data, data analysis or clinical studies; the results of clinical trials; Biologics License Application preparation and decision making; U.S. Food and Drug Administration (FDA) actions or delays; failure to obtain or maintain FDA approval; difficulty in obtaining materials from suppliers; unexpected safety, efficacy or manufacturing issues for Genentech or its contract/collaborator manufacturers; product withdrawals; competition; efficacy data concerning any Genentech products which shows or is perceived to show similar or improved treatment benefit at a lower dose or shorter duration of therapy; pricing decisions by Genentech or its competitors; Genentech’s ability to protect its proprietary rights; the outcome of, and expenses associated with, litigation or legal settlements; cost of sales, other expenses and indebtedness; variations in collaborator sales and expenses; fluctuations in contract revenue and royalties; actions by Roche that are adverse to the interests of Genentech; the outcome of, or developments concerning, Roche’s proposal to acquire Genentech’s outstanding shares; decreases in third party reimbursement rates; and changes in accounting or tax laws or the application or interpretation of such laws. Please also refer to the risk factors identified in Genentech’s periodic reports filed with the Securities and Exchange Commission. Genentech disclaims, and does not undertake, any obligation to update or revise forward-looking statements in this press release.
________________________
1
Genentech's non-GAAP royalty revenue and operating revenue for the third quarters of 2008 and 2007 exclude recognition of deferred royalty revenue associated with the acquisition of Tanox, Inc. of $4 million and $3 million, respectively.  In the third quarter of 2008, GAAP royalty revenue and GAAP operating revenue were $687 million and $3,412 million, respectively. Genentech's non-GAAP net income and non-GAAP earnings per share exclude the after-tax impact of certain items associated with the acquisition of Tanox, Inc. (including recurring recognition of deferred royalty revenue, recurring amortization of intangible assets, in-process research and development expenses [Q3 2007 only], a gain pursuant to Emerging Issues Task Force issue no. 04-1 [Q3 2007 only], and purchase accounting adjustments [Q3 2008 only]); recurring charges related to the 1999 redemption of Genentech's stock by Roche Holdings, Inc.; litigation-related and similar special items; employee stock-based compensation expense; and certain expenses identified in item (ii) of endnote 2 below related to the 2008 proposal from Roche. The differences in non-GAAP and GAAP amounts are reconciled in the accompanying tables and on http://www.gene.com.

2
GAAP net income for the third quarter of 2008 includes $53 million, or $0.03 per share, in costs associated with the Roche proposal to acquire the outstanding shares of Genentech stock (the Proposal).  Proposal costs are considered in Genentech’s non-GAAP and GAAP operating results as follows:  (i) Costs incurred by the company in connection with the Proposal, including implementation of a retention bonus plan, and legal and other fees, including those associated with the defense of the company in shareholder lawsuits filed in connection with the Proposal, are included in both non-GAAP and GAAP operating results; during the third quarter of 2008, approximately $44 million, or $0.03 per share, in expenses were charged to operations in connection with the company’s broad-based retention program.  The expenses associated with the retention program are being recognized on a pro rata basis for the period from August 13, 2008, to June 30, 2009, and are allocated to all functional areas of the company. Retention program costs associated with the manufacturing organization in the third quarter of 2008 will be recognized in the company’s results when inventory produced in the third quarter of 2008 is sold.  Legal and other fees incurred by the company in connection with the Proposal in the third quarter of 2008 were approximately $3 million. (ii) Costs incurred by the company on behalf of the Special Committee in connection with its review of the Proposal, as well as legal costs incurred in defense of the Special Committee and/or its individual members in shareholder lawsuits filed in connection with the Proposal, are excluded from non-GAAP operating results; during the third quarter of 2008, charges associated with supporting the Special Committee in connection with the Proposal and charged only to GAAP results were approximately $6 million. No retention program costs or legal and other fees in connection with the Proposal were recorded in the third quarter of 2007.  The differences in non-GAAP and GAAP amounts are reconciled in the accompanying tables and on http://www.gene.com.

3
Genentech's third quarter 2008 non-GAAP reported COS, R&D and MG&A expenses exclude the effects of employee stock-based compensation expense of $20 million, $39 million, and $44 million, respectively. Third quarter 2007 non-GAAP reported COS, R&D and MG&A expenses exclude the effects of employee stock-based compensation expense of $16 million, $37 million, and $44 million, respectively. The differences in non-GAAP and GAAP amounts are reconciled in the accompanying tables and on http://www.gene.com.

###

GENENTECH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September30,
	2008	2007	2008	2007
Revenues:
Product sales	$2,634	$2,321	$7,549	$7,094
Royalties	687	524	1,932	1,427
Contract revenue	91	63	230	234
Total operating revenues	3,412	2,908	9,711	8,755

Costs and expenses:
Cost of sales (includes employee stock-based compensation expense: three months–2008–$20; 2007–$16; nine months–2008–$62; 2007–$49)	409	406	1,240	1,227
Research and development (includes employee stock-based compensation expense: three months–2008–$39; 2007–$37; nine months–2008–$119; 2007–$114)	777	615	2,043	1,828
Marketing, general and administrative (includes employee stock-based compensation expense: three months–2008–$44; 2007–$44; nine months–2008–$130; 2007–$137)	611	541	1,687	1,564
Collaboration profit sharing	315	276	907	805
Write-off of in-process research and development related to acquisition(1)	-	77	-	77
Gain on acquisition(1)	-	(121)	-	(121)
Recurring amortization charges related to redemption and acquisition(2)	43	38	129	90
Special items: litigation-related	40	14	(260)	41
Total costs and expenses	2,195	1,846	5,746	5,511

Operating income	1,217	1,062	3,965	3,244

Other income (expense):
Interest and other income (expense), net(3)	(33)	84	133	233
Interest expense	(25)	(18)	(57)	(53)
Total other income (expense), net	(58)	66	76	180

Income before taxes	1,159	1,128	4,041	3,424
Income tax provision	428	443	1,546	1,286
Net income	$731	$685	$2,495	$2,138

Earnings per share:
Basic	$0.69	$0.65	$2.37	$2.03
Diluted	$0.68	$0.64	$2.34	$2.00

Weighted average shares used to compute earnings per share:
Basic	1,055	1,053	1,053	1,053
Diluted	1,071	1,069	1,067	1,070
________________________
(1)	Represents non-recurring items related to our 2007 acquisition of Tanox, Inc.
(2)	Represents the amortization of intangible assets related to the 1999 redemption of our common stock by Roche Holdings, Inc. and our 2007 acquisition of Tanox, Inc.
(3)
"Interest and other income (expense), net" includes interest income, realized gains and losses from the sale of debt and equity securities, write-downs for other-than-temporary impairments in the fair value of certain debt and equity securities and mark-to-market valuation adjustments for various securities. For further detail, refer to our web site at www.gene.com.

GENENTECH, INC.
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
GAAP net income	$731	$685	$2,495	$2,138
Royalty revenue(1)	(4)	(3)	(12)	(3)
Employee stock-based compensation expense under FAS 123R included in the following operating expenses:
Cost of sales	20	16	62	49
Research and development	39	37	119	114
Marketing, general and administrative	44	44	130	137
Purchase accounting adjustments(2)	15	-	15	-
Roche proposal-related fees incurred on behalf of the Special Committee(3)	6	-	6	-
Write-off of in-process research and development related to acquisition(4)	-	77	-	77
Gain on acquisition(4)	-	(121)	-	(121)
Recurring amortization charges related to redemption and acquisition(5)	43	38	129	90
Special items: litigation-related(6)	40	14	(260)	41
Income tax effect(7)	(71)	(9)	(55)	(117)
Non-GAAP net income	$863	$778	$2,629	$2,405

Non-GAAP earnings per share:
Diluted	$0.81	$0.73	$2.47	$2.25

Non-GAAP weighted average shares used to compute earnings per share(8):
Diluted	1,071	1,067	1,065	1,069
________________________
(1)	Represents recognition of deferred royalty revenue related to our 2007 acquisition of Tanox, Inc.
(2)	Represents asset impairment charges recorded as purchase accounting adjustments related to our 2007 acquisition of Tanox, Inc.
(3)
Represents costs incurred by the company on behalf of the Special Committee in connection with its review of the Roche proposal (Proposal), as well as legal costs incurred in defense of the Special Committee and/or its individual members in shareholder lawsuits filed in connection with the Proposal.

(4)	Represents non-recurring items related to our 2007 acquisition of Tanox, Inc.
(5)	Represents the amortization of intangible assets related to the 1999 redemption of our common stock by Roche Holdings, Inc. and our 2007 acquisition of Tanox, Inc.
(6)
Includes accrued interest and bond costs in the third quarter of 2007, and first nine months of 2008 and 2007, and the net settlement in the first nine months of 2008 related to the City of Hope trial judgment. Amounts in the third quarter and first nine months of 2008 also include additional costs accrued related to the City of Hope contract dispute based on the status of negotiations between the parties on amounts owed for periods subsequent to the original court judgment rendered in 2002.

(7)
Reflects the income tax effects of excluding employee stock-based compensation expense under FAS 123R, recurring charges related to the redemption of our common stock, litigation-related special items, items related to our acquisition of Tanox, Inc. and items related to the Proposal.

(8)	Weighted average shares used to compute non-GAAP diluted earnings per share were computed exclusive of the methodology used to determine dilutive securities under FAS 123R.

Reconciliation of 2008 GAAP and Non-GAAP EPS Estimates
Our 2008 non-GAAP EPS estimate excludes the effects of:  (i) recurring amortization charges related to the 1999 redemption of our common stock by Roche Holdings, Inc. and our 2007 acquisition of Tanox, Inc., which the company forecasts to be approximately $172 million on a pretax basis in 2008, (ii) items related to the City of Hope litigation, including the net litigation settlement related to the City of Hope judgment for $300 million on a pretax basis in 2008, and $40 million of additional pretax costs accrued related to the City of Hope contract dispute based on the status of negotiations between the parties on amounts owed for periods subsequent to the original court judgment rendered in 2002, (iii) items related to our acquisition of Tanox, Inc., including recognition of deferred royalty revenue which the company forecasts to be approximately $15 million on a pretax basis in 2008, and purchase accounting adjustments which the company currently forecasts to be $15 million on a pretax basis in 2008, (iv) income tax effect on recurring charges related to the redemption of our common stock and our acquisition of Tanox, Inc., litigation-related and similar special items, recognition of deferred royalty revenue, and purchase accounting adjustments which the company forecasts to be approximately ($34) million in 2008, (v) employee stock-based compensation expense, which the company forecasts to be approximately $0.25 per share for 2008 on an after-tax basis, and (vi) after tax costs incurred by the company on behalf of the Special Committee in connection with its review of the Proposal, as well as legal costs incurred in defense of the Special Committee and/or its individual members in shareholder lawsuits filed in connection with the Proposal which the company cannot reasonably estimate for 2008 due to the uncertainty of the outcome of the Proposal. Our 2008 GAAP EPS would include the items listed above as well as any other potential special charges related to existing or future litigation or its resolution, or changes in or adoption of accounting principles, all of which may be significant.

The statements regarding the amounts relating to the 1999 Roche redemption of our common stock, Tanox, Inc. acquisition, litigation-related and similar special items, employee stock-based compensation expense, and Proposal-related costs incurred by the company on behalf of the Special Committee are forward-looking and such statements are predictions and involve risks and uncertainties such that actual results may differ materially. The amounts identified above could be affected by a number of factors, including a revaluation of certain intangible assets, greater than expected litigation-related and similar costs, changes in or adoption of accounting principles, changes in tax rates, the outcome of the Proposal, the number of options granted to employees, our stock price and certain valuation assumptions concerning our stock. We disclaim, and do not undertake, any obligation to update or revise any of these forward-looking statements.

GENENTECH, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(In millions)
(Unaudited)

	September 30,	December 31,
	2008	2007
Selected consolidated balance sheet data:
Cash, cash equivalents and short-term investments	$5,932	$3,975
Accounts receivable - product sales, net	862	847
Accounts receivable - royalties, net	734	620
Accounts receivable - other, net	232	299
Inventories	1,408	1,493
Long-term marketable debt and equity securities	2,606	2,090
Property, plant and equipment, net	5,320	4,986
Goodwill	1,590	1,577
Other intangible assets	1,046	1,168
Other long-term assets	358	366
Total assets	20,611	18,940
Commercial paper	536	599
Total current liabilities	2,836	3,918
Long-term debt(1)	2,504	2,402
Total liabilities	5,985	7,035
Total stockholders' equity	14,626	11,905

	Nine Months Ended September 30,
	2008	2007
Selected consolidated cash flow data:
Capital expenditures(1)	$569	$692

Total GAAP depreciation and amortization expense	433	345
Less: redemption and acquisition related amortization expense(2)	(129)	(90)
Non-GAAP depreciation and amortization expense	$304	$255
________________________
(1)
Capital expenditures exclude approximately $104 million for the nine months ended September 30, 2008 and $156 million for the nine months ended September 30, 2007 in capitalized costs related to our accounting for construction projects for which we are considered to be the owner during the construction period.  We have recognized related amounts as a construction financing obligation in long-term debt.  The balances in long-term debt related to the construction financing obligation are $495 million at September 30, 2008 and $399 million at December 31, 2007.

(2)	Represents the amortization of intangible assets related to the 1999 redemption of our common stock by Roche Holdings, Inc. and our 2007 acquisition of Tanox, Inc.